Exhibit 10.3

SECOND AMENDMENT TO LEASE

(Centerpark Plaza)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 24th day of January, 2011, by and between IPERS CENTERPARK PLAZA I & II, INC., a Delaware corporation (“Landlord”), and AXESSTEL, INC., a Nevada corporation, doing business in California as “Axesstel Fixed Wireless” (“Tenant”).

R E C I T A L S:

A.    Mullrock Umbrella, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of May 28, 2004 (the “Original Lease”), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain space located in that certain building located and addressed at 6815 Flanders Drive, San Diego, California 92121 (the “Building”). The Original Lease was amended by that certain First Amendment to Lease dated as of May, 2005, by and between R&D Portfolio Holdings, LLC, a Delaware limited liability company, successor-in-interest in the Lease to Original Landlord (“Second Landlord”), and Tenant. The Original Lease, as amended by the First Amendment, may be referred to herein as the “Lease.” Landlord is the successor-in-interest in the Lease to Second Landlord.

B.    By this Second Amendment, Landlord and Tenant desire to reduce the Existing Premises (as defined below), extend the Term of the Lease, and to otherwise modify the Lease as provided herein.

C.    Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.    The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space in the Building containing 17,101 rentable square feet located on the second (2nd) floor of the Building and known as Suites 200 and 210 (collectively, the “Existing Premises”), as further described in the Lease.

2.    Reduction of Existing Premises. That certain space on the second (2nd) floor of the Building and consisting of a portion of Suite 210, as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Reduction Space.” Landlord and Tenant hereby stipulate and agree that the Reduction Space contains 11,266 rentable square feet. On or before the later of May 1, 2011, or (ii) the date of Landlord’s Substantial Completion of Landlord’s Work in the Reduced Premises pursuant to Exhibit C attached hereto (“Reduction Commencement Date”), Tenant shall surrender and deliver exclusive possession of the Reduction Space to Landlord in vacant, broom clean condition and otherwise in accordance with Section 9 of the Original Lease; provided, however, that Tenant may remain in the Reduction Space for an additional five (5) business days in order to vacate and perform its surrender obligations with respect to such space. Accordingly, effective upon the Reduction Commencement Date, the Existing Premises shall be decreased to exclude the Reduction Space and Tenant shall be released from its obligations under the Lease (as it pertains to the Reduction Space only) except for those terms and conditions which expressly survive the expiration or sooner termination of the Lease pertaining to the Reduction Space. Landlord and Tenant hereby agree that such deletion of the Reduction Space from the Existing Premises shall, effective as of the Reduction Commencement Date, decrease the number of rentable square feet leased by Tenant in the Building to a total of 5,852 rentable square feet (sometimes referred to herein as the “Reduced Premises” or “Premises”), which Reduced Premises is depicted on Exhibit “A” attached hereto. If Tenant fails to vacate and surrender and deliver exclusive possession of the Reduction Space to Landlord on or before the Reduction Commencement Date, then the holdover provisions of Section 9 of the Original Lease shall apply. Tenant represents and warrants to Landlord that (a) no other person, firm or entity has any right, title or interest in the Reduction Space; and (b) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease as to the Reduction Space without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Reduction Commencement Date there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Reduction Space by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, sublessees or assigns.

Notwithstanding anything in the Lease to the contrary, in the event Landlord’s Work is not Substantially Completed by Landlord on or before February 1, 2011 then the Monthly Basic Rent payable by Tenant for the Premises shall, until the Reduction Commencement Date, be Seven Thousand Nine Hundred and 20/100 Dollars ($7,900.20).

3.    New Term. The Lease Termination Date ‘shall be extended such that the Lease shall terminate on the date immediately preceding the thirty-sixth (36th) month anniversary of the Reduction Commencement Date (“New Termination Date”); provided, however, that if the Reduction Commencement Date falls on a date other than the first (1st) day of a month, the New Termination Date shall be the last day of the month which is thirty-six (36) months after the month in which the Reduction Commencement Date occurs, unless extended pursuant to this Second Amendment. The period from the Reduction Commencement Date through the New Termination Date specified above, shall be referred to herein as the “New Term.” Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit “B” attached hereto, setting forth the actual Reduction Commencement Date, New Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within five (5) business days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed to by Tenant and correct.

4.    Monthly Basic Rent. Notwithstanding anything to the contrary in the Lease, during the New Term, Tenant shall pay, in accordance with the provisions of this Section 4 and subject to abatement pursuant to Section 5 below, Monthly Basic Rent for the Reduced Premises as follows:

Months of New Term	Rentable Square Footage	Annual Installment of Rent Per Square Foot	Annual Installment of Rent	Monthly Basic Rent

Reduction Commencement Date — 6	5,852	$16.20	$94,802.40	$3,950.10

7 — 12	5,852	$16.20	$94,802.40	$7,900.20

13 — 24	5,852	$16.69	$97,669.88	$8,139.16

25 — 36	5,852	$17.19	$100,595.88	$8,382.99

5.    Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay fifty percent (50%) of Monthly Basic Rent for the first six (6) full months of the New Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to the provisions of Section 23 of the Original Lease, then as a part of the recovery set forth in Section 23 of the Original Lease, Landlord shall be entitled to the recovery of the Monthly Basic Rent that was abated under the provisions of this Section 5.

6.    Tenant’s Percentage and Base Year. Notwithstanding anything to the contrary in the Lease, during the New Term, (i) Tenant’s Percentage for the Reduced Premises shall be deemed changed to 12.98%, and (ii) the Base Year will b9 deemed changed to the calendar year 2011.

7.    Condition of Reduced Premises and Landlord’s Work. Tenant hereby agrees to accept the Reduced Premises in its “As-Is” condition and Tenant hereby acknowledges that Landlord, except as otherwise expressly provided below, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Reduced Premises. Promptly after full execution and delivery of this Second Amendment, Landlord shall, using Building-standard materials only and in Landlord’s Building-standard manner, perform the Tenant Improvement work pursuant to the Work Letter Agreement attached hereto as Exhibit “C” (“Landlord’s Work”). Landlord will not be responsible for moving any of Tenant’s electronic equipment in connection with the performance of Landlord’s Work, and Tenant shall be solely responsible for such electronic equipment. Tenant hereby acknowledges that Landlord shall be performing such improvement work during Tenant’s occupancy of the Existing Premises, and that Landlord’s performance of such work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of Rent. Tenant agrees to use its best efforts to cooperate with Landlord in Landlord’s performance of Landlord’s Work.

8.    Security Deposit. Tenant has previously deposited with Landlord Thirty-Four Thousand Three Hundred Seventy-Three and 01/100 Dollars ($34,373.01) as a Security Deposit under the Lease. Landlord shall credit Tenant the amount of Twenty-Five Thousand Five Hundred Seventy and 88/100 Dollars ($25,570.88) towards Monthly Basic Rent for the months first coming due during the New Term. Landlord shall continue to hold the remaining Security Deposit of Eight Thousand Eight Hundred Two and 13/100 Dollars ($8,802.13) (as decreased herein) in accordance with the terms and conditions of Article 5 of the Original Lease.

9.    Notices. Landlord’s addresses for notice set forth in the Lease are hereby deleted in their entirety and replaced with the following:

LANDLORD’S ADDRESS:	RREEF

535 Anton Boulevard, Suite 200

Costa Mesa, CA 92626

Attn: Jill E. Shanahan,

Vice President/Asset Manager

with a copy to:	TRANSWESTERN

San Diego District Office

5935 Cornerstone Court West, Suite 200

San Diego, CA 92121

with a copy to:	TRANSWESTERN

330 N. Brand Boulevard, Suite 660

Glendale, CA 91203

Attn: Dave Rock,

Managing Senior Vice President

10.  Payment Address. Landlord’s address for payment as set forth in the Reference Pages of the Lease is hereby deleted in its entirety and replaced with the following:

IPERS CENTERPARK PLAZA I & II

P.O. Box 9032

Addison, TX 75001-9032

11.  Patriot Act. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the New Term, an event of default will be deemed to have occurred, without the necessity of notice to Tenant.

12.  Parking. During the New Term, in lieu of Tenant’s parking rights in the Lease, Tenant shall, at no additional cost, be entitled to a total or twenty (20) unreserved, uncovered parking privileges.

13.  Monument Signage. Within thirty (30) days after Landlord informs Tenant that Landlord has entered into a lease or leases for the balance of the available space on the second (2n) floor of the Building, Tenant shall, at Tenant’s sole cost and expense, reduce the space occupied by Tenant’s Monument Sign by fifty percent (50%) and repair all damage caused by such reduction in signage.

14.  Brokers. Each party represents and warrants to the other that other than Voit Real Estate Services (“Tenant’s Broker”), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Tenant’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

15.  Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

16.  Signing Authority. Each individual executing this Second Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Second Amendment and that each person signing on behalf of Tenant is authorized to do so.

17.  No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed on the later of the dates set forth below.

“LANDLORD”

IPERS CENTERPARK PLAZA I & II, INC.,

a Delaware corporation

By: REEF America L.L.C.

a Delaware limited liability company

Its Investment Advisor

By:   /s/ Jill Shanahan

Name: Jill E. Shanahan

Title: Vice President/Asset Manager

Dated: 02/02/11

“TENANT”

AXESSTEL, INC., a Nevada corporation,

doing business in California as “Axesstel Fixed

Wireless”

By:   /s/ Clark Hickock

Name:   Clark Hickock

Title:   CEO

Dated:   01/27/11

By:   /s/ Patrick Gray

Name:   Patrick Gray

Title:   CFO

Dated:   01/27/11

EXHIBIT “A”

REDUCTION SPACE AND REDUCED PREMISES

Exhibit “A”

1

EXHIBIT “B”

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of _____________, 20___, by and between ____________________ (“Landlord”) and (“Tenant”).

Recitals:

A.    Landlord and Tenant are parties to that certain Second Amendment to Lease, dated for reference __________, 2011 (the “Second Amendment”) for certain premises (the “Premises”) consisting of approximately _____ square feet at the building commonly known as ____________________.

B.    Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.    Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.    The actual Reduction Commencement Date is ___________________.

2.    The actual New Termination Date is ___________________.

3.    The schedule of the Annual Rent and the Monthly Basic Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:

[insert rent schedule]

4.    Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:	TENANT:

By: RREEF Management Company, Delaware corporation By: DO NOT SIGN	By: DO NOT SIGN

Name: Title: Dated:	Name: Title: Dated:

Exhibit “B”

1

EXHIBIT “C”

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Reduced Premises. All references in this Work Letter Agreement to “the Second Amendment” shall mean the relevant portions of the Second Amendment to which this Work Letter Agreement is attached as Exhibit “C.”

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Reduced Premises and of the Building (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of this Second Amendment. Landlord shall install in the Reduced Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvement work described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the Reduced Premises, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

Prior to the execution of this Second Amendment, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Reduced Premises, which space plan is attached hereto as Schedule “1” (the “Final Space Plan”), which improvement work is contemplated to consist of the following: (i) install a recess double door entry off of the lobby of the Reduced Premises, (ii) demise Suite 200 from Suite 210, including all electrical, heating, and air conditioning (iii) install new demising walls for Suite 210, (iv) recarpet the carpeted area of the Reduced Premises, (v) repaint the painted areas of the Reduced Premises, (v) provide dedicated HVAC to the server room in the Reduced Premises, and (vi) install a new lab/testing room in the Reduced Premises (collectively, “Landlord’s Work”). Any above Building-standard items shall be at Tenant’s sole cost and expense. Based upon and in conformity with the Final Space Plan, Landlord shall, if Landlord determines the same to be reasonably necessary, cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings (if any) shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the

Exhibit “C”

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Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Final Space Plan and the Approved Working Drawings (if any) shall be referred to herein as the “Tenant Improvements.” Tenant shall make no changes, change orders or modifications to the Final Space Plan and Final Working Drawings (if any) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Reduced Premises; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings (if any) and Approved Working Drawings (if any) shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

Landlord shall cause a contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as depicted on the Final Space Plan and the Approved Working Drawings (if any), in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Work Letter Agreement, Landlord shall pay for the cost of the design and construction of the Tenant Improvements. The cost of the design and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to the product of (i) five percent (5%) and (ii) the total cost of the design and construction of the Tenant Improvements. In the event Tenant requests any changes, change orders or modifications to the Final Space Plan and/or Working Drawings (if any) and/or the Approved Working Drawings (if any) (which Landlord approves pursuant to Section 2 above) which increase the cost to construct the Tenant Improvements above the cost of the tenant improvements as described in the Final Space Plan, Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment

Exhibit “C”

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or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant.

SECTION 4

SUBSTANTIAL COMPLETION

4.1    Substantial Completion. For purposes of the Second Amendment, including for purposes of determining the Reduction Commencement Date (as set forth in Section 2 of the Second Amendment), “Substantial Completion” of the Reduced Premises shall occur upon the completion of construction of the Tenant Improvements in the Reduced Premises pursuant to the Final Space Plan and the Approved Working Drawings (if any), with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Reduced Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

4.2    Delay of the Substantial Completion of the Reduced Premises. If there shall be a delay or there are delays in the Substantial Completion of the Reduced Premises as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1    Tenant’s failure to timely approve the Working Drawings (if any) or any other matter requiring Tenant’s approval;

4.2.2    a breach by Tenant of the terms of this Work Letter Agreement or the Lease;

4.2.3    Tenant’s request for changes in any of the Construction Drawings;

4.2.4    Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the May 1, 2011 anticipated date of Substantial Completion of the Reduced Premises, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building;

4.2.5    changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Final Space Plan and the Approved Working Drawings (if any);

4.2.6    any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Reduced Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

4.2.7    any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Reduction Commencement Date (as set forth in Section 2 of the Second Amendment) shall be deemed to be the date the Reduction Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

Exhibit “C”

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SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated David Berman as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.2    Landlord’s Representative. Landlord has designated Jill Shanahan as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.3    Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.4    Tenant’s Entry Into the Reduced Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Reduced Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Reduced Premises fifteen (15) days prior to the substantial completion of the Reduced Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Reduced Premises. Prior to Tenant’s entry into the Reduced Premises as permitted by the terms of this Section 5.4, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Reduced Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Reduced Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Monthly Basic Rent (until the occurrence of the Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable

Exhibit “C”

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for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Reduced Premises in connection with such entry or to any property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Reduced Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Reduced Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.3.

5.5    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 23 of the Original Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the Reduced Premises and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Reduced Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Reduced Premises caused by such work stoppage as set forth in Section 4.2 of this Work Letter Agreement), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Reduced Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Reduction Commencement Date, for any reason due to a default by Tenant as described in Section 23 of the Original Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but hot limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

Exhibit “C”

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SCHEDULE “1”

FINAL SPACE PLAN

Schedule “1”

1